                       SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
111 WEST 57TH INVESTMENT, LLC
This Second Amended and Restated Limited Liability Company Agreement (this "Agreement") of 111 West 57th Investment, LLC, a Delaware limited liability company (the "Company"), dated as of December 19, 2014 (the "Effective Date"), by and among the Company, AmBase Corporation, a Delaware corporation (the "Managing Member") and Richard A. Bianco, an individual residing in Boca Raton, FL (the "Promote Member") and 111 West 57th Capital LLC, a Delaware limited liability company (the "Capital Member").  The Managing Member, the Promote Member, the Capital Member and any other Members admitted from time to time in accordance with the terms hereof are each individually referred to herein as a "Member", and collectively referred to herein as the "Members". The Managing Member and the Capital Member are sometimes referred to herein as the "Contributing Members". Certain capitalized terms used herein shall have the meanings set forth in Section 19 hereof.
W I T N E S S E T H:
WHEREAS, the Company was formed as a Delaware limited liability company by the filing, on June 12, 2013, of a Certificate of Formation (as amended or restated from time to time, the "Certificate") under and pursuant to the Delaware Limited Liability Company Act (the "Act");
WHEREAS, the Managing Member, as the sole member of the Company, entered into a limited liability company agreement, dated as of June 28, 2013 (the "June 2013 Agreement") for the purposes of setting forth the terms and conditions of ownership, management and operation of the Company;
WHEREAS, the  Managing Member and the Promote Member entered into an amended and restated limited liability company agreement, dated as of March 25, 2014 (the "March 2014 Agreement", and, together with the June 2013 Agreement, the "Original Agreement") for the purposes of amending and restating the terms and conditions of ownership, management and operation of the Company; and
WHEREAS, the Managing Member and the Promote Member wish to amend and restate the Original Agreement in its entirety with this Agreement, whereby the Capital Member shall become a party to this Agreement pursuant to the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Members hereby agree as follows:
1.	Formation and Name.
(a)            The Company was organized as a limited liability company by the filing of the Certificate with the Secretary of State of the State of Delaware, in accordance with and pursuant to the Act.  All actions by the Managing Member, Edward B. Dix as an authorized person, and any other person in making such filing are hereby ratified, adopted and approved.
(b)            The name of the limited liability company is "111 West 57th Investment, LLC."
The business of the Company may be conducted under any other name deemed necessary or desirable by the Managing Member in order to comply with local law.  The undersigned resolve to continue the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement and resolve that the rights and liabilities of the Members shall be as provided in the Act for members except as provided herein.
Edward Dix was heretofore designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, and, as such, his powers as an "authorized person" have ceased, and the Managing Member has become the designated "authorized person" and shall continue as the designated "authorized person" within the meaning of the Act.
2.	Purposes.
The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be formed under the Act, and to engage in any and all activities necessary or incidental to the foregoing.
3.	Principal Place of Business.
The registered office of the Company shall be as designated in the Certificate and may be changed from time to time as provided in the Act.
4.	Duration.
The Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement.  The Members may terminate this Agreement and dissolve the Company at any time.
5.	Fiscal Year.
The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year.
6.	Members.
The names and addresses of the Company and the Members are set forth on Schedule 1, attached hereto.  The Managing Member hereby resolves to operate the Company in accordance with the terms of this Agreement.  The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including, without limitation, all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware.
7.            Membership Interests.
1.            Members shall hold interests ("Membership Interests") in the Company in their capacity as a Member, including rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member, and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member.  The Membership Interest of the Promote Member has heretofore been issued for no consideration or de minimis consideration (and the Percentage Interest associated therewith is zero) as such interests are intended to constitute "profits interests" within the meaning of Revenue Procedures 93-27 and 2001-43 such that were the Company liquidated immediately after the issuance of these interests, before the Company made any earnings and before any appreciation occurred in the value of the Company's assets, and the Company's assets were sold at fair market value and the proceeds distributed in liquidation, the holder(s) of such interests so designated would not be entitled to receive any share of the proceeds of a liquidation.
8.	Management.
(a)            Managing Member. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member and the Managing Member may make all decisions and take all actions for the Company as in its sole discretion it deems necessary or appropriate to carry out the purposes for which the Company is being formed under this Agreement and to further the interests of the Company and its Members.
(b)            Delegation of Authority and Duties.
(i)            The Managing Member shall have the power to act, in the name and on behalf of the Company, to do all things reasonably necessary for the performance of the Company's day-to-day operations.
(ii)            The Managing Member may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a President, Chief Executive Officer, Vice Presidents, a Treasurer or Chief Financial Officer and a Secretary of the Company (collectively the "Officers").  The compensation, if any, of the Officers shall be determined by the Managing Member.  The following individuals shall be the Officers, and each of them is elected to serve in such capacity until his successor is chosen or qualified, or until his death, resignation or removal:
Richard A. Bianco	President and Chief Executive Officer
John Ferrara	Vice-President and Chief Financial Officer
(iii)            Except as otherwise expressly provided in this Agreement, the Managing Member and the Officers shall each have complete and exclusive discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as they deem necessary or advisable to accomplish the purposes of the Company.  To the extent permitted by law, the Managing Member and each Officer, individually, shall be authorized to act on behalf of and to bind the Company in all respects, without any further consent, vote or approval of the Members, and the powers of each of the Managing Member and each of the Officers shall include, without limitation, the authority to negotiate, complete, execute, acknowledge, deliver and perform any and all agreements, deeds, instruments, receipts, certificates and other documents on behalf of the Company, and to take all such other actions on behalf of the Company as the Managing Member or any Officer may consider necessary or advisable in connection with the management of the Company. For greater clarity, neither the Promote Member nor the Capital Member shall have any voting rights under this Agreement except to the extent expressly set forth herein and except to the extent that voting rights may not be waived by law.
(iv)            The Members agree that all determinations, decisions and actions made or taken by the Managing Member, or any of the Officers, in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Members and the Members' respective successors, assigns and personal representatives.
(v)            Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managing Member and each of the Officers as set forth herein.  A certificate of the Managing Member or any Officer certifying that such entity or individual is the Managing Member or an Officer shall be conclusive evidence that such entity or individual is the Managing Member or an Officer, and such entity's or individual's actions as the Managing Member or Officer shall be authorized and binding on the Company.
(vi)            The Managing Member shall cause the Company to open and maintain bank accounts, and all funds of every kind and nature received by the Company shall be deposited in such accounts.  Signatories for such accounts shall be authorized from time to time by the Managing Member, and such signatories shall include the Officers appointed by the Managing Member.

9.	Capital Contributions.
No Member shall be obligated to make any capital contribution. Only the Contributing Members shall have the right to make capital contributions, and no Contributing Member shall have the right to make a capital contribution without the other Contributing Member having the right to contribute its pro-rata share of such capital based on Percentage Interests (defined below).  Managing Member has heretofore made capital contributions in the amount of the Total Investment (defined below). Capital member is making capital contributions contemporaneously herewith, and Managing Member is waiving its right to contribute its pro-rata share thereof. For greater clarity, Promote Member has not made and shall not make any capital contributions and its Percentage Interest is zero. Unless otherwise directed or approved by Capital Member, all of Capital Member's capital contributions shall be used by the Company to meet capital call(s) being made in respect of 111 West 57th Partners LLC.
10.	Capital Accounts.
For each Member, the Company shall establish and maintain a separate capital account (each, a "Capital Account").  A Member's Capital Account shall be (x) credited with the amount of cash and the fair market value of any property (net of liabilities) contributed by the Member, plus the Member's distributive share of Company Profits, and (y) decreased by the amount of cash and the fair market value of any property (net of liabilities) distributed to a Member, plus the Member's distributive share of Company Losses.  The capital accounts shall be maintained in compliance with Regulation Section 1.704-1(b).  The provisions of this Agreement shall be interpreted and applied in a manner consistent with such section of the Regulations.  Upon the admission of additional Members, the Company shall adjust Capital Accounts in accordance with Regulation Sections 1.704-1(b)(2)(iv)(f) and (g).
11.	Allocations of Profits and Losses; Distributions.
(a)            Allocations of Profits and Loss Generally.  Except as otherwise provided in Section 11(b), Profits or Loss for any fiscal year will be allocated among the Members in such a manner that, as of the end of such fiscal year, the sum of (i) the Capital Account of each Member, (ii) each Member's share of minimum gain (as determined according to Regulation Section 1.704-2(g)), and (iii) each Member's partner nonrecourse debt minimum gain (as defined in Regulation Section 1.704-2(i)(3)) will be equal to (or as close as possible to) the respective net amounts, positive or negative, which would be distributed to each Member or for which each Member would be liable to the Company under the Act, determined as if the Company were to (x) liquidate the assets of the Company for an amount equal to their fair market value redetermined as of the end of such fiscal year and (y) distribute the proceeds of liquidation pursuant to Section 16.
(b)            Special Allocations.  Notwithstanding any other provision of this Section 11, the following special allocations shall be made in the following order:
(i)            Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain (as such term is defined by Regulation Section 1.704-2(d) but substituting the term "Company" for the term "partnership" as the context requires) during any fiscal year, the Members shall be specially allocated gross income for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulation Section l.704-2(g)(2).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Members pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulation Section l.704-2(f)(6).  This Section 11(b)(i) is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and shall be interpreted consistently therewith.
(ii)            Member Minimum Gain Chargeback.  If during any fiscal year there is a net decrease in Member Nonrecourse Debt Minimum Gain (as such term is defined by Regulation Section 1.704-2(i)(3) but substituting the term "Member" for the term "partner" as the context requires), then each Member shall be specially allocated Gross Profits for such fiscal year (and, if necessary, for subsequent fiscal years) in the manner provided in Regulation Section 1.704-2(i)(4).
(iii)            Member Nonrecourse Deductions.  Member Nonrecourse Deductions (as defined in Regulation Section l.704-2(i)(2) but substituting the term "Member" for the term "partner" as the context requires) shall be allocated as prescribed in Regulation Section 1.704-2(i)(1).  This Section 11(b)(iii) is intended to comply with the partner nonrecourse debt chargeback provisions of Regulation Section 1.704-2(i).
(iv)            Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit in the adjusted capital account of the Member as quickly as possible, provided that an allocation pursuant to this Section 11(b)(iv)  shall be made only if and to the extent that the Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Section 11 have been tentatively made as if this Section 11(b)(iv) were not in the Agreement.
(v)            Limitations.  No allocations of items of Loss shall be made to a Member if such allocation would cause or increase a deficit in such Member's Adjusted Capital Account.  Any such item shall instead be allocated to other Members to the extent of, and in proportion to, their positive Adjusted Capital Accounts.
(vi)            Allocations for Tax Purposes.  In accordance with Code Section 704(c) and the Regulations thereunder, taxable income, gain, loss or deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variations between the adjusted basis of such property to the Company for federal income tax purposes and its initial "book value" as such term is defined in Regulation Section 1.704-3(a)(3).  Taxable income, gain, loss or deduction attributable to contributed property shall be allocated among the Members as required by Code Section 704(c) of the for tax purposes, but shall not affect the Capital Accounts, except as required by Regulation Section 1.704-l(b)(2)(iv).
(c)            Distributions of Available Cash.  Distributions of Available Cash shall be made to the Members as determined from time to time by the Managing Member.  All distributions of Available Cash shall be made to the Members in the following order of priority:
(i)            First, to the Capital Member, until the Capital Member shall have received distributions equal to the 20% Priority Distribution;
(ii)            Second, to the Managing Member until such time as an amount equal to the Threshold Amount has been distributed to the Managing Member; and
(iii)            Third, pari passu as follows:
1)            ten percent (10%) to the Promote Member; and
2)            ninety percent (90%) parri passu (x) to Capital Member, one-half of the amount which Capital Member would receive if distributions to it under this clause (iii)(2) would be based on Capital Member's Percentage Interest and (y) the balance to the Managing Member.
The Members agree that once the Threshold Amount has been reached, in no event shall the Promote Member's distribution of Available Cash ever be reduced or less than ten percent (10%) for any distribution made by the Company, unless a further capital contribution by Capital Member or a further Additional Investment is thereafter made by Managing Member such that the 20% Priority Distribution and/or the Threshold Amount is thereby increased and such increased amount has not yet been distributed at the time of the relevant distribution of Available Cash. As used herein: "20% Priority Distribution" means, as of any date, an amount which, if distributed to the Capital Member as of such date, would cause the aggregate amount of capital contributions made by the Capital Member to have yielded an IRR (i.e., an internal rate of return calculated using the XIRR function in Microsoft Excel) of twenty percent (20%); and "Percentage Interest" means, with respect to a Member, a fraction (expressed as a percentage) equal to such Member's aggregate capital contributions divided by the aggregate capital contributions of all Members.
By way of example and illustration only with respect to distributions under this clause (c):
Assume that Capital Member contributed $20,000,000 and assume that the Original Investment made by Managing Member is $50,000,000 and that an Additional Investment of $30,000,000 is made so that the Total Investment of Managing Member is $80,000,000.   If Capital Member has received distributions equal to the 20% Priority Distribution and the Managing Member has received distributions of Available Cash in an amount equal to at least $120,000,000 (i.e., a 50% return on the Total Investment to date) by, for example, June 30, 2023, then, unless additional capital is contributed by Capital Member and/or Additional Investment is made by Managing Member after such date, (in which event the 20% Priority Distribution and/or the Threshold Amount shall be reset accordingly), (x) 10% of each dollar of Available Cash distributed by the Company following such date shall be distributed to the Promote Member, and (y) 90% of each dollar of Available Cash distributed by the Company following such date shall be distributed (i) 10%  to Capital Member (i.e., one-half of Capital Member's Percentage Interest of 20%, calculated by reference to Capital Member's contribution of $20,000,000 of capital and all contributions of capital aggregating $100,000,000) and (ii) 90% to Managing Member .  For the avoidance of doubt, no calculation of any internal rate of return shall be required or made in determining the payments to the Promote Member.

(d)            In Kind Distributions; Reinvestment of Available Cash.  In the event the Company receives proceeds from any transaction in any form other than cash (e.g., real property, personal property, securities, options to purchase real or personal property, securities or promissory notes), then, consistent with the provisions of Section 11(c) above, at such time as an amount equal to the Threshold Amount has been distributed in cash or in kind to the Managing Member, ten percent (10%) of all such in kind proceeds shall be distributed to the Promote Member and any Member entitled to any interest in those assets shall receive that interest as a tenant-in-common with, as a party to a common shareholders agreement, or otherwise subject to the same rights and obligations as all Members so entitled.  In determining whether the Threshold Amount has been achieved in the form of in kind proceeds, the fair market value of such in kind proceeds shall be determined by an independent appraiser who shall be selected by the Managing Member and approved by the Promote Member, which approval shall not be unreasonably withheld.  In addition, if the Managing Member elects to reinvest Available Cash or in kind proceeds in an illiquid asset (e.g., another real estate investment) and the Threshold Amount has been achieved, the Promote Member shall nevertheless have the right, but not the obligation, to demand and receive his ten percent (10%) distribution of Available Cash or in kind proceeds as the case may be.  Alternatively, the Promote Member may elect to have his portion of such Available Cash or in kind proceeds rolled over into the new investment.
(e)            Tax Distributions.  Notwithstanding the foregoing, if the Company has Profits for any fiscal year, the Managing Member shall use its best efforts to make a distribution of cash flow to the Members with respect to such fiscal year in an amount which, when combined with all other distributions of cash flow to the Members with respect to such fiscal year, equals the product of (x) an assumed combined maximum federal and state marginal income tax rate of twenty-nine percent (29%) for capital gains and forty-three and ½ percent (43.5%)  for ordinary income multiplied by (y) the aggregate net taxable income and gain allocable to the Members for such fiscal year.  In the event a Member is allocated net taxable Losses for any period, the amount of such Losses shall be carried forward and taken into account for all purposes of this Section 11(d) (including application of this sentence) in determining such Member's distributive share of the Company's Profits and gain in each subsequent period until such Losses are offset in full by positive net taxable Profits and gain.  Distributions received by the Members pursuant to this Section 11(d) shall reduce, on a dollar-for-dollar basis, the amount of distributions that would otherwise be required to be made to such Members pursuant to Section 11(c).
(f)            Limitation on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member if such distribution would violate Section 18-607 of the Act or other applicable law.
12.	New Members/Transfers.
New Members of the Company may be admitted only with the written consent of the Managing Member.  In the event of such admission, this Agreement shall be amended and/or restated, as determined by the Managing Member.  No Member may sell, assign, pledge, hypothecate or otherwise transfer his or her interest in the Company without the consent of the Managing Member; provided that assignments to family members or trusts for their benefit are permitted.
13.	Withdrawals.
Subject to the requirements of applicable law, a Member may withdraw all or a portion of its capital from the Company at any time.  Withdrawals may be in cash or in securities or other instruments held by the Company.
14.	Limited Liability of Members.
No Member in its capacity as a Member shall be liable for any debts, obligations or liabilities of the Company.
15.	Liquidation and Dissolution.
Except as otherwise provided in this Section 15, the Company shall continue in perpetuity.  The Company shall be dissolved and its affairs wound up upon the first to occur of the following:
(a)            The sale, transfer or other disposition of all or substantially all the assets of the Company;
(b)            The written consent of the Members to dissolve the Company; or
(c)            The entry of a decree of judicial dissolution under Section 18-802 of the Act.
16.	Winding Up Affairs and Distribution of Assets.
(a)            Upon a winding up of the Company, the Managing Member shall be the liquidating Member (the "Liquidating Member") and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind up and terminate the business of the Company.  The Liquidating Member shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods: (i) selling the Company assets and distributing the net proceeds therefrom (after the payment of Company liabilities) to each Member in accordance with Section 11(c) hereof; or (ii) distributing the Company assets to the Members in kind in accordance with Section 11(c) hereof (after adequate provision for all liabilities and expenses shall have been made).
(b)            If the Company shall employ method (i) as set forth in Section 16(a) in whole or part as a means of liquidation, then the proceeds of such liquidation shall be applied in the following order of priority: (1) first, to the expenses of such liquidation; (2) second, to the debts and liabilities of the Company to third parties, if any, in the order of priority provided by law; (3) third, a reasonable reserve shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Company to third parties (to be held and disbursed, at the discretion of the Liquidating Member, by an escrow agent selected by the Liquidating Member) and at the expiration of such period as the Liquidating Member may deem advisable, the balance remaining in such reserve shall be distributed as provided herein; (4) fourth, to debts of the Company to the Members; and (5) fifth, to the Members in accordance with Section 11(c) hereof.
(c)            In connection with the liquidation of the Company, the Members severally, jointly, or in any combination upon which they may agree in writing, shall have the first opportunity to make bids or tenders for all or any portion of the assets of the Company, and such assets shall not be sold to an outsider except only for a price higher than the highest and best bid of a single Member, the Members jointly, or a combination of Members.  Any bid made by a Member or Members for all or any portion of the assets shall be made, if at all, within thirty (30) days after the Liquidating Member or any other Member shall have requested such bids.  A copy of each bid shall be delivered by the Liquidating Member to each Member.  Unless otherwise agreed by all Members, no Member shall be entitled to raise its bid after submission thereof, whether in response to a bid received by the Company from any other Member or third party, or otherwise.
17.	Amendments.
No amendment to this Agreement shall binding on any Member unless signed by the Member to be charged.
18.	Indemnification.
Any individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof (each, a "Person") made, or threatened to be made, a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was (i) a Member, or (ii) an employee, officer, director, shareholder or partner of a Member, or (iii) an Officer or such other Persons (including employees of the Company) as the Managing Member may designate from time to time, in its sole and absolute discretion (collectively, the "Indemnified Persons"), shall be indemnified by the Company for any losses or damage sustained with respect to such action or proceeding, and the Company shall advance such Indemnified Person's reasonable related expenses to the fullest extent permitted by law.  The Company shall have the power to purchase and maintain insurance on behalf of the Indemnified Persons against any liability asserted against or incurred by them.  The duty of the Company to indemnify the Indemnified Persons under this Section 18 shall not extend to actions or omissions of any Indemnified Person which are grossly negligent or which involve fraud, misrepresentation, bad faith, or other willful misconduct by such Indemnified Person or which are in material breach or violation by such Indemnified Person of this Agreement or which are in derogation of the fiduciary duties owed by such Indemnified Person to the Company and the Members, in each case as determined by a court of competent jurisdiction.  No Indemnified Person shall be liable to the Company or any other Member for actions taken in good faith.  The duty of the Company to indemnify the Indemnified Persons under this Section 18 shall be limited to the assets of the Company, and no recourse shall be available against any Member for satisfaction of such indemnification obligations of the Company.
19.	Definitions.
(a)            "Adjusted Capital Account" means the positive or negative balance in a Member's Capital Account as of the end of the relevant year, increased by the amount of the minimum gain that such Member is treated as being obligated to restore pursuant to the next to last sentence of Regulation Sections 1.704-2(g)(1) and (i)(5).
(b)            "Available Cash" means all cash funds of the Company on hand from time to time including, but not limited to, the proceeds from any distributions received from other subsidiaries of the Company) after: (a) payment of all Company costs and expenses that are due and payable as of such date; (b) provision for the payment of all Company costs and expenses that the Company is obligated to pay within ninety (90) days of such date; and (c) establishment of such other reserves as are deemed reasonable or appropriate by the Managing Member.
(c)            "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
(d)            "Profits" or "Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss).
(e)            "Regulations" means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).
(f)            "Threshold Amount" means, as of any date of determination, an amount equal to (i) the sum of (x) the  equity capital investment (as distinguished from a debt or mezzanine investment) (the "Original Investment") heretofore made by the Managing Member in its capacity as a Member of the Company and in its capacity as a member of 111 West 57th Manager Funding LLC for investment indirectly into the Company's joint venture project company, presently known as "111 West 57th Partners LLC", plus (y) any additional equity capital investment ("Additional Investment") made by the Managing Member in such joint venture project company in either such capacity (any Additional Investment together with the Original Investment, the "Total Investment"), plus (ii) an amount equal to fifty percent (50%) of the Total Investment.
20.	Miscellaneous.
(a)            Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, the remainder of this Agreement shall not be affected thereby.
(b)            Captions.  All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.
(c)            Governing Law; Jurisdiction and Venue.
(i)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.
(ii)            Each Member consents to the jurisdiction of any federal or state court within Fairfield County in the State of Connecticut in any proceeding arising out of or relating to this Agreement and to the respective court to which an appeal of the decisions of any such court may be taken, and each Member agrees not to commence, or cooperate in or encourage, the commencement of, any such proceeding, except in such a court.  Each Member hereby irrevocably waives, to the fullest extent it may do so, the defense of an inconvenient forum to the maintenance therein of such a proceeding.  Each Member agrees that a final judgment in any such proceeding will be conclusive and may be enforced in any jurisdiction by suit on the judgment or by any other manner provided by applicable law.
(d)            Specific Performance.  The Members and the Company agree that each of them may have no adequate remedy at law for a breach hereof, and that damages resulting from such breach may be impossible to ascertain at the time hereof or of such breach.  Accordingly, each Member and the Company hereby agrees that each other Member and the Company shall be entitled to seek specific performance of the Company's and the Member's obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.
(e)            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.
(f)            Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written limited liability company agreement.
(g)            Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile or other electronic copy, including PDF, of a signature shall be deemed an original for all purposes.
(h)            Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be effective and deemed delivered or given, as the case may be, (i) if given by facsimile, when transmitted and the appropriate confirmation is received from the machine transmitting such facsimile, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next business day, (ii) if given by reputable overnight courier, on the next business day, (iii) if by hand delivery, when delivered, (iv) if mailed, on the second business day following the day on which sent by first class mail, or (v) if electronically mailed, when transmitted, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next business day.  The addresses for notice are set forth on Schedule 1.
(i)                          Conflicts Waiver.  Each Member acknowledges and agrees that it has been represented by separate counsel with regard to the negotiation of this Agreement, or, if not, have chosen to forego such separate representation.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.
COMPANY:
111 WEST 57TH INVESTMENT, LLC,
a Delaware limited liability company

By: ____/s/ John Ferrara________
Name:  John Ferrara
Title:    Vice President

MANAGING MEMBER:
AMBASE CORPORATION,
 a Delaware corporation

By:  __/s/ John Ferrara___
Name: John Ferrara
Title:   Vice President

PROMOTE MEMBER:

/s/_Richard A. Bianco____
Richard A. Bianco

CAPITAL MEMBER:
111 WEST 57TH CAPITAL LLC,
a Delaware limited liability company

By: ___/s/ Richard A. Bianco____
Name: Richard A. Bianco
Title:  President

Schedule 1

111 West 57th Investment, LLC
c/o AmBase Corporation
100 Putnam Green
Greenwich, CT 06830
Attn: Chief Financial Officer

AmBase Corporation
100 Putnam Green
Greenwich, CT 06830
Attn: Chief Financial Officer

Richard A. Bianco
Boca Raton, FL 33432

111 West 57th Capital LLC
c/o
Richard A. Bianco
Boca Raton, FL 33432